Exhibit 99.1

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Investor Relations

228-435-8208

investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION EARNS $579,000

IN FIRST QUARTER OF 2014

BILOXI, MS (April 23, 2014)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported net income of $579,000 for the first quarter of 2014, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.

First quarter earnings this year were 4.5% below the same period in 2013 but reversed a loss of $883,000 recorded in fourth quarter of 2013 due primarily to a number of actions on certain non-performing loans.

Earnings per weighted average share for first quarter of 2014 totaled $.11, compared to $.12 per average weighted share in the first quarter of 2013. Earnings per share figures are based on weighted average common shares outstanding of 5,123,186 and 5,136,771, respectively for the three-month periods ended March 31, 2014 and March 31, 2013.

“Our bottom line turned positive in the latest quarter, after taking some difficult steps last year to deal with non-performing loans,” said Swetman. “Most of our operating results returned to normal levels of the past two years, which are not spectacular but solid nonetheless,” he added.

“Our net interest margin has crept up the past few quarters and is now 41 basis points better than it was at this time last year,” Swetman said.

First quarter provision for loan losses totaled $537,000, slightly less than the $539,000 recorded for the same period last year. The allowance for loan losses as a percentage of total loans stands at 2.57%, the highest in several years, noted Swetman.

Nonaccrual loans, which fell more than 50% in 2013, declined slightly again from the previous quarter.

The Company’s primary capital ratio rose to 14.55% at the end of the first quarter of 2014, compared to 14.33% at the end of the same period in 2013.

Founded in 1896, with $747 million in assets as of March 31, 2014, The Peoples Bank operates 17 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY

Three Months Ended March 31,	2014	2013
Net interest income	$5,561	$5,447
Provision for loan losses	537	539
Non-interest income	2,217	2,121
Non-interest expense	6,751	6,412
Income taxes	(89)	11
Net income	579	606
Earnings per share	.11	.12

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

Three Months Ended March 31,	2014	2013
Allowance for loan losses, beginning of period	$8,934	$8,857
Recoveries	72	36
Charge-offs	(81)	(597)
Provision for loan losses	537	539

Allowance for loan losses, end of period	$9,462	$8,835

PERFORMANCE RATIOS

March 31,	2014	2013
Return on average assets	.30%	.29%
Return on average equity	2.31%	2.19%
Net interest margin	3.44%	3.03%
Efficiency ratio	93%	91%

BALANCE SHEET SUMMARY
March 31,	2014	2013
Total assets	$746,679	$847,786
Loans	368,302	416,542
Securities	291,586	310,542
Other real estate (ORE)	9,084	6,657
Total deposits	465,250	516,880
Total federal funds purchased	130,035	196,090
Shareholders’ equity	101,658	110,823
Book value per share	19.84	21.58
Weighted average shares	5,123,186	5,136,771

PERIOD END DATA

March 31,	2014	2013
Allowance for loan losses as a percentage of loans	2.57%	2.12%
Loans past due 90 days and still accruing	3,125	2,328
Nonaccrual loans	25,985	49,668
Primary capital	14.55%	14.33%